Exhibit 1A-11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A, of our independent auditors’ report dated April 29, 2020, with respect to our audits of the consolidated financial statements of CNote Group, Inc. and subsidiary as of and for the years ended December 31, 2019 and 2018, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon

Newport Beach, California

December 16, 2020